Exhibit 99.2

Carvana Announces Record Fourth Quarter and Full Year 2023 Results

New records for full year profitability: Net Income $150 million; Adjusted EBITDA $339 million

Total Gross Profit per Unit reached new full year record $5,511 GAAP and $5,984 non-GAAP and set quarterly records in all four quarters of 2023

In Q1, Carvana expects Adjusted EBITDA significantly above $100 million1 and retail units slightly up on a year-over-year basis

PHOENIX – February 22, 2024 – Carvana Co. (NYSE: CVNA), the leading e-commerce platform for buying and selling used cars, today announced financial results for the quarter and full year ended December 31, 2023. Carvana’s complete fourth quarter 2023 and full year 2023 financial results and management commentary can be found by accessing the Company’s shareholder letter on the quarterly results page of the Investor Relations website.

“2023 was an exceptional year for Carvana, where our deliberate focus on efficiency and profitability drove fundamental business improvements that not only led to our best-ever financial results but also increased customer NPS throughout the year,” says Ernie Garcia, Carvana Founder and Chief Executive Officer. “Carvana is stronger than ever. We are beginning to demonstrate the differentiated profitability, efficiency and customer experience benefits of our vertically integrated approach, and have a clear path toward our goals of becoming the largest and most profitable automotive retailer and buying and selling millions of cars.”

Full Year and Q4 2023 Highlights
In 2023, Carvana sold 312,847 retail units for total revenue of $10.771 billion while demonstrating significant progress on its path to profitability, including:

•Record Total Gross Profit per Unit (“GPU”) of $5,511 (+$2,489 YoY) and record Non-GAAP Total GPU of $5,984 (+$2,647 YoY)
•Record Net Income of $150 million (assisted by a gain on debt reduction)
•Record Adjusted EBITDA of $339 million

In Q4 2023, Carvana sold 76,090 retail units for total revenue of $2.424 billion.

Outlook
While the macroeconomic and industry environment continues to be uncertain, looking toward the first quarter of 2024, Carvana expects the following as long as the environment remains stable:

•Retail units sold slightly up on a year-over-year basis, and
•Adjusted EBITDA significantly above $100 million1.

This outlook is driven by results so far in Q1. The Company expects Retail GPU similar to Q4 (with potential for upside), sequential increases in Wholesale GPU and Other GPU, and a sequential reduction in SG&A expense per retail unit sold. Carvana's Q1 outlook does not anticipate any material one time benefits or costs.

For FY 2024, Carvana expects to grow retail units sold and Adjusted EBITDA compared to FY 2023.

1 In order to clearly demonstrate our progress and highlight the most meaningful drivers within our business, we continue to use forecasted Non-GAAP financial measures, including forecasted Adjusted EBITDA, as we look toward 2024. We have not provided a quantitative reconciliation of forecasted GAAP measures to forecasted Non-GAAP measures within this communication because we are unable, without making unreasonable efforts, to calculate one-time or restructuring expenses. These items could materially affect the computation of forward-looking Net Income.

Conference Call Details

Carvana will host a conference call today, February 22, 2024, at 5:30 p.m. EST (2:30 p.m. PST) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715. A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until Thursday, February, 29, 2024, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 6174832#.

Forward Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, strategy, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.

Forward-looking statements include all statements that are not historical facts, including expectations regarding our operational and efficiency initiatives, our strategy, expected gross profit per unit, forecasted results, and expectations regarding the effect of Carvana’s actions to improve performance. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to: the larger automotive ecosystem, including consumer demand, global supply chain challenges, and other macroeconomic issues; our ability to raise additional capital and our substantial indebtedness; our history of losses and ability to maintain profitability in the future; our ability to effectively manage our historical rapid growth; our ability to maintain customer service quality and reputational integrity and enhance our brand; the seasonal and other fluctuations in our quarterly operating results; our relationship with DriveTime and its affiliates; our ability to compete in the highly competitive industry in which we participate; the changes in prices of new and used vehicles; our ability to acquire desirable inventory; our ability to sell our inventory expeditiously; and the other risks identified under the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Use of Non-GAAP Financial Measures

To supplement the consolidated financial measures, which are prepared and presented in accordance with GAAP, we also refer to the following non-GAAP measures in this press release: Adjusted EBITDA; Gross Profit, non-GAAP; and Total gross profit per retail unit, non-GAAP.

Adjusted EBITDA is defined as net income (loss) plus income tax provision, interest expense, other (income) expense, net, depreciation and amortization in cost of sales and SG&A, share-based compensation including the CEO Milestone Gift in cost of sales and SG&A, and restructuring costs, minus revenue related to our Root warrants and gain on debt extinguishment. Following the ADESA acquisition, we are also excluding depreciation and amortization in cost of sales, which was historically only a small component of cost of sales.

Gross profit, non-GAAP is defined as GAAP gross profit plus depreciation and amortization in cost of sales, share-based compensation including the CEO Milestone Gift in cost of sales, and restructuring costs, minus revenue related to our Root warrants. Total gross profit per retail unit, non-GAAP is Gross profit, non-GAAP divided by retail vehicle unit sales.

We believe that these metrics are useful measures to us and to our investors because they exclude certain financial, capital structure, and non-cash items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors.

	For the Years Ended December 31,
(dollars in millions, except per unit amounts)	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
Net income (loss)	$(15)	$(37)	$(93)	$(164)	$(255)	$(365)	$(462)	$(287)	$(2,894)	$150
Income tax provision	—	—	—	—	—	—	—	1	1	25
Interest expense	—	1	4	8	25	81	131	176	486	632
Other (income) expense, net	—	—	—	1	1	4	(1)	6	70	(1)
Depreciation and amortization expense in cost of sales	—	—	—	—	—	—	10	24	114	169
Depreciation and amortization expense in SG&A	2	3	4	11	24	41	74	105	200	183
Share-based compensation expense in cost of sales	—	—	—	—	4	5	1	—	16	—
Share-based compensation expense in SG&A	—	1	1	6	21	30	25	39	69	73
Goodwill impairment	—	—	—	—	—	—	—	—	847	—
Root warrant revenue	—	—	—	—	—	—	—	—	(7)	(21)
Gain on debt extinguishment	—	—	—	—	—	—	—	—	—	(878)
Restructuring (1)	—	—	—	—	—	—	—	—	57	7
Adjusted EBITDA	$(13)	$(32)	$(84)	$(138)	$(180)	$(204)	$(222)	$64	$(1,041)	$339

Total revenues	$42	$130	$365	$859	$1,955	$3,940	$5,587	$12,814	$13,604	$10,771
Net income (loss) margin	(36.6)%	(28.2)%	(25.5)%	(19.1)%	(13.0)%	(9.3)%	(8.3)%	(2.2)%	(21.3)%	1.4%
Adjusted EBITDA margin	(31.0)%	(24.6)%	(23.0)%	(16.1)%	(9.2)%	(5.2)%	(4.0)%	0.5%	(7.7)%	3.1%

Gross profit	$—	$1	$19	$68	$197	$506	$794	$1,929	$1,246	$1,724
Depreciation and amortization expense in cost of sales	—	—	—	—	—	—	10	24	114	169
Share-based compensation expense in cost of sales	—	—	—	—	4	5	1	—	16	—
Root warrant revenue	—	—	—	—	—	—	—	—	(7)	(21)
Restructuring (1)	—	—	—	—	—	—	—	—	7	—
Gross profit, non-GAAP	$—	$1	$19	$68	$201	$511	$805	$1,953	$1,376	$1,872

Retail vehicle unit sales	2,105	6,523	18,761	44,252	94,108	177,549	244,111	425,237	412,296	312,847
Total gross profit per retail unit	$(201)	$206	$1,023	$1,539	$2,090	$2,852	$3,253	$4,537	$3,022	$5,511
Total gross profit per retail unit, non-GAAP	$(201)	$206	$1,013	$1,537	$2,136	$2,878	$3,298	$4,593	$3,337	$5,984

SG&A	$15	$37	$109	$223	$425	$787	$1,126	$2,033	$2,736	$1,796
Depreciation and amortization expense in SG&A	2	3	4	11	24	41	74	105	200	183
Share-based compensation expense in SG&A	—	1	1	6	21	30	25	39	69	73
Restructuring (1)	—	—	—	—	—	—	—	—	50	7
SG&A, non-GAAP	$13	$33	$104	$206	$380	$716	$1,027	$1,889	$2,417	$1,533

Retail vehicle unit sales	2,105	6,523	18,761	44,252	94,108	177,549	244,111	425,237	412,296	312,847
Total SG&A per retail unit	$6,976	$5,623	$5,810	$5,039	$4,516	$4,433	$4,613	$4,781	$6,636	$5,741
Total SG&A per retail unit, non-GAAP	$6,166	$5,119	$5,543	$4,655	$4,038	$4,033	$4,207	$4,442	$5,862	$4,900

(1) Restructuring includes costs related to our May 2022 and November 2022 reductions in force, as well as lease termination and other restructuring expenses.

About Carvana (NYSE: CVNA)

Carvana’s mission is to change the way people buy and sell cars. Over the past decade, Carvana has revolutionized automotive retail and delighted millions of customers with an offering that is fun, fast, and fair. With Carvana, customers can choose from tens of thousands of vehicles, get financing, trade-in, and complete a purchase entirely online with the convenience of home delivery or local pick up in over 300 U.S. markets. Carvana’s vertically integrated platform is powered by its passionate team, unique national infrastructure, and purpose-built technology. Carvana is a Fortune 500 company and is proud to be recognized by Forbes as one of America’s Best Employers.

For more information, please visit www.carvana.com.

Investors:
Carvana
Mike McKeever
investors@carvana.com
or

Media:
Carvana
press@carvana.com

Source: Carvana